Exhibit 4.5
BAKER HUGHES INCORPORATED
INCENTIVE STOCK OPTION ASSUMPTION AGREEMENT

Holder:

Number of Shares Subject to the Assumed Stock Option:

Exercise Price per Share:	$
ASSUMPTION OF INCENTIVE STOCK OPTION
     In accordance with the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 30, 2009, among Baker Hughes Incorporated, a Delaware corporation (“BHI”), its wholly owned subsidiary, BSA Acquisition LLC, a Delaware limited liability company and BJ Services Company, a Delaware corporation (“BJS”), your outstanding incentive stock option to purchase                       shares of common stock of BJS (the “Stock Option”) granted under the BJ Services Company                       Incentive Plan (the “Plan”) on                                            has been assumed by BHI and become an option to purchase that number of shares of common stock of BHI set forth above at the exercise price per share in United States dollars set forth above (the “Assumed Stock Option”).
     The Assumed Stock Option shall be exercisable in accordance with the terms of the agreement evidencing the Stock Option (the “Option Agreement”) and the Plan, as modified as specified above.
     In accepting the Assumed Stock Option you accept and agree to be bound by all the terms and conditions of the Option Agreement, the Plan and this Incentive Stock Option Assumption Agreement.

BAKER HUGHES INCORPORATED

By:

Name:

Title: